FREE WRITING PROSPECTUS
Filed Pursuant to Rule 433
Registration No. 333-174043
May 9, 2011
WESTERN GAS PARTNERS, LP

$500,000,000 SENIOR NOTES DUE 2021

Pricing Supplement dated May 9, 2011 to the Preliminary Prospectus Supplement, dated May 9, 2011

Issuer:	Western Gas Partners, LP

Guarantors:	Anadarko Gathering Company, LLC
Anadarko Wattenberg Company, LLC
Kerr-McGee Gathering LLC
MIGC LLC
Pinnacle Gas Treating LLC
Western Gas Operating, LLC
Western Gas Wyoming, L.L.C.
WGR Operating, LP

Security Type:	Senior Unsecured Notes

Form:	SEC Registered

Pricing Date:	May 9, 2011

Settlement Date:	(T+7) May 18, 2011

Maturity Date:	June 1, 2021

Principal Amount:	$500,000,000

Benchmark:	3.625% due February 15, 2021

Benchmark Price / Yield:	103-28 / 3.160%

Spread to Benchmark:	+ 237.5 bps

Yield to Maturity:	5.535%

Coupon:	5.375%

Public Offering Price:	98.778%

Net Proceeds Before Expenses:	$490,640,000

Optional Redemption:	Redeemable at any time before March 1, 2021 in amount equal to the principal amount plus a make whole premium, using a discount rate of T+ 40 bps, plus accrued and unpaid interest. Redeemable at any time on or after March 1, 2021 in amount equal to the principal amount plus accrued and unpaid interest.

Interest Payment Dates:	June 1 and December 1, beginning December 1, 2011

CUSIP / ISIN:	958254 AA2 / US958254AA26

Joint Book-Running Managers:	Morgan Stanley & Co. Incorporated
Wells Fargo Securities, LLC
Scotia Capital (USA) Inc.
SG Americas Securities, LLC.
U.S. Bancorp Investments, Inc.

Co-Managers:	Barclays Capital Inc. BMO Capital Markets Corp. Citigroup Global Markets Inc. Comerica Securities, Inc. RBC Capital Markets, LLC RBS Securities Inc.
Additional Information:
As of March 31, 2011, on a pro forma basis to give effect to the issuance of the notes in this offering and the application of the net proceeds in this offering in the manner described under “Use of Proceeds” on page S-14 of the preliminary prospectus supplement, we had (all amounts in thousands) cash and cash equivalents of $51,481, total debt of $675,000, with no borrowings outstanding under our credit facility and $500,000 of notes offered hereby, and total capitalization of $2,016,897. This information supplements the information contained in the capitalization table under the column heading “As Adjusted” on page S-15 of the preliminary prospectus supplement.
Supplementing the definition of “Comparable Treasury Issue” on page S-20 of the preliminary prospectus supplement, the proviso to that definition reads: “provided, however, that if no maturity is within three months before or after the maturity date for such notes, yields for the two published maturities most closely corresponding to such United States Treasury security will be determined and the Treasury Rate will be interpolated or extrapolated from those yields on a straight line basis rounding to the nearest month.”
The Issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at http://www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Morgan Stanley & Co. Incorporated toll-free at 1-866-718-1649 or Wells Fargo Securities, LLC toll-free at 1-800-326-5897.
This Pricing Supplement is qualified in its entirety by reference to the Preliminary Prospectus Supplement dated May 9, 2011 (the “Preliminary Prospectus Supplement”). The information in this Pricing Supplement supplements the Preliminary Prospectus Supplement and supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement.